EXHIBIT 99.2

HELEN OF TROY, LTD.

Moderator: Gerald Rubin

01-09-13/10:00 am CT

Confirmation # 8425212

HELEN OF TROY, LTD.

Moderator: Gerald Rubin

January 9, 2013

10:00 am CT

Operator:  Please stand by we’re about to begin. Good morning and welcome ladies and gentlemen to the Helen of Troy third quarter earnings call for fiscal year 2013.

At this time I’d like to inform you that all participants are in a listen-only mode. At the request of the Company, we will open the conference up for a question-and-answer session after the presentation.

Our speakers for this morning’s conference call are Gerald Rubin, Chairman, Chief Executive Officer, and President; Thomas Benson, Senior Vice President and Chief Financial Officer; John Boomer, Senior Vice President; and Brian Grass, Vice President of Finance and Assistant CFO.

I will now turn the conference over to John Boomer, please go ahead, sir.

John Boomer:  Good morning, everyone and welcome to Helen of Troy’s Third Quarter conference call for Fiscal Year 2013.

The agenda for this morning’s conference call is as follows. I will have a brief forward-looking statement review, followed by Mr. Rubin, who will discuss our third quarter earnings release and related results of operations for Helen of Troy, followed by a financial review of our income statement and balance sheet for the quarter by Tom Benson, our Chief Financial Officer, and finally an open question and-answer session for those of you with any further questions.

This conference call may contain certain forward-looking statements that are based on management’s current expectation with respect to future events or financial performance. Generally, the words “anticipates, believes, expects,” and other similar words identify forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties that could cause anticipated results to differ materially from actual results.

This conference call may also include information that may be considered non-GAAP financial information. These non-GAAP measures are not an alternative to GAAP financial information and may be calculated differently than the non-GAAP financial information disclosed by other companies. The Company cautions listeners to not place undue reliance on forward-looking statements or non-GAAP information.

Before I turn the conference call over to our Chairman, Mr. Rubin, I would like to inform all interested parties that a copy of today’s Earning Release has been posted to our Web site at www.hotus.com. The Earnings Release contains tables that reconcile non-GAAP financial measures to their corresponding GAAP-based measures. The release can be accessed by selecting the Investor Relations tab on our Homepage, and then the News tab.

I will now turn the conference over to Mr. Gerald Rubin, Chairman, CEO, and President of Helen of Troy.

Gerald Rubin:  Thank you, John, and good morning everybody and welcome to our Third Quarter Earnings conference call.

During the third quarter, we achieved record net sales revenue and record net income. In fact, this was the best quarter in the Company’s history, in terms of net sales and net income. We are pleased that we were able to achieve growth in net sales revenue, net income, and EBITDA without share-based compensation in such a challenging retail sales environment. We believe the positive results in the third fiscal quarter validate the strategic vision of Helen of Troy as a leading global consumer products company built on a portfolio of brands that are well-recognized and trusted, and products that are innovative and address the needs and desires of consumers.

We are pleased with the performance of the Housewares segment, where the steady influx of new innovative quality products under the OXO banner led to a double-digit organic sales growth during the third quarter. The Healthcare and Home Environment segment also saw improvements as the current winter weather and the early strong cold and flu season have lessened the previously felt impact of high inventory levels at retail, due to the previous warm winter and mild cold and flu season. The Personal Care segment continues to make a positive contribution to the Company’s earnings, but net sales in this segment have been weaker than expected.

As a Company, we continue to have a very strong balance sheet and generate a significant amount of cash, which can be used to further innovate our businesses, and make further - future acquisitions. One year after acquiring PUR, we are pleased with the progress we have made integrating the PUR business.

As part of our strategic initiatives to prepare the necessary infrastructure for the planned future growth, we are excited about the recently announced plans to construct a new 1.3 million square foot distribution facility in Olive Branch, Mississippi. This new facility will be owned and managed by Helen of Troy, and will replace currently leased space in the area. The facility will supplement the 2. - the 1.2 million square foot distribution center we already own and manage in Southaven, Mississippi, giving us a total of 2.5 million square feet of distribution capacity in DeSoto County, Mississippi, and will accommodate future growth, both organic and through acquisitions.

Like other companies, we continue to do all we can to contain costs and achieve maximum efficiencies. I am pleased to report that a higher percentage of our goods are currently being made outside Asia than have - than has been the case in the past.

While we are very pleased with our results for the third quarter of fiscal 2013, we continue to see challenges ahead and are uncertain of the potential impact of changes in consumer spending patterns, resulting from recent and pending domestic tax changes and Federal legislation. While we still expect earnings per fully diluted share for the full-year to be in the range of $3.50 to $3.60, we now expect net sales revenue to be in the range of $1,275,000 billion to $1.3 billion.

I now would like to turn the conference call over to Tom Benson, our CFO, who will give you the financial highlights.

Thomas Benson:  Thank you, Jerry. Good morning, everyone.

In the third quarter, we experienced a year-over-year net sales revenue increase of $35.8 million or 10.6%.  Gross profit margin in the third quarter improved by .3 percentage points year-over-year.  Third quarter selling, general, and administrative expense, as a percent of net sales revenue, increased by .1 percentage point, compared to the same period last year.

Operating income increased by $5.2 million year-over-year, or 12.5% in the challenging economic environment. Tax expense decreased $96,000 or 1.9 percentage points as a percentage of pre-tax income. Third quarter net income was $37.7 million, compared to $32.9 million for the same period last year, an increase of 14.7%. Diluted earnings per share for the third quarter was $1.18, compared to $1.04 for the same period last year, an increase of 13.5%.

Third quarter EBITDA without share-based compensation grew to $57.1 million, compared to $50.4 million for the same period last year. Net sales revenue for the third quarter of 2013 was $374.6 million, compared to $338.8 million in the prior year third quarter, an increase of $35.8 million or 10.6%. The increase in net sales reflects incremental sales from the PUR acquisition of $28.1 million, organic growth in the Housewares and Healthcare/Home Environment segments of 10.7% and 1.2% respectively, partially offset by foreign currency fluctuations that decreased net sales by $410,000 for the quarter, which mostly impacted the Personal Care and Healthcare Home Environment segments.

Operating income for the third quarter of fiscal 2013 was $47.1 million, which is 12.6% of net sales, compared to $41.8 million or 12.3% of net sales in the third quarter of fiscal 2012. This is a dollar increase of $5.2 million and a percentage increase of 12.5%. Year-over-year increase in operating income primarily reflects the impact of the PUR acquisition, organic growth in the Housewares and Healthcare/Home Environment segments, and an improvement in operating margin in the Personal Care and Housewares segments. This growth was partially offset by product cost increases across most product categories, and higher product packaging litigation costs in the Healthcare/Home Environment segment.

Net income for the third quarter of fiscal 2013 was $37.7 million, which is 10.1% of net sales, compared to $32.9 million, which is 9.7% of net sales in the prior year third quarter. It’s an increase of $4.8 million or 14.7%.

Diluted earnings per share for the third quarter of fiscal 2013 was $1.18, compared to $1.04 in the prior year third quarter, an increase of 14 cents or 13.5%. Third quarter net income and diluted earnings per share increase reflects the factors referred to previously, and a favorable tax rate compared to the same period last year.

EBITDA without share-based compensation in the third quarter of fiscal 2013 was $57.1 million, compared to $50.4 million in the third quarter of fiscal 2012, an increase of $6.7 million or 13.4%. The increase in EBITDA without share-based compensation is primarily reflective of acquisition and organic growth in the Healthcare/Home Environment segment, organic growth in the Housewares segment, and an improvement in operating margin in the Personal Care and Housewares segments.

EBITDA without share-based compensation is a non-GAAP financial measure, which is presented in a table accompanying our press release, along with reconciliations to its corresponding GAAP-based measures presented in the Company’s consolidated condensed statements of income.

Now I will provide more detail of various components of our financial performance.

Products in our Personal Care segment include hairdryers, straightening irons, curling irons, hair brushes and accessories, liquid hair care and styling products, men’s fragrances, antiperspirants and deodorants, foot powder, body powder, and skin care products, among others. Key brands in this segment include Revlon, Vidal Sassoon, Hot Tools, Dr. Scholl’s, Pro Beauty Tools, Toni & Guy, Brut, Ammens, Infusium23, Pert Plus, and Sure.

Personal Care net sales revenue in the third quarter of fiscal 2013 was $148.6 million, compared to $149 million in the third quarter of fiscal 2012. That’s a decrease of $346,000 or .2 percentage points. A decrease in Personal Care net sales revenue primarily reflects a difficult U.S. retail sales environment, challenging macroeconomic conditions in many of our international markets, increase in competitive trade promotion activities, including a major hair category launch by a significant competitor, the impact of inventory reductions and shifts and category emphasis by certain retailers, and the impact of foreign currency fluctuations on U.S. dollar reported sales.

Our Housewares segment consists of the OXO business. OXO is a leader in providing innovative consumer product tools in a variety of areas, including kitchen, cleaning, storage, and organization. Brands that we sell included OXO Good Grips, OXO Steel, OXO Soft Works, OXO Touchables, and OXO tot. Housewares net sales revenue in the third quarter of fiscal 2013 was $67.8 million, compared to $61.2 million in the third quarter fiscal 2012, an increase of $6.6 million or 10.7%. This segment continues to experience growth in its food preparation, bath, cleaning, and baby and toddler product categories.

Our Healthcare/Home Environment segment consists of the Kaz business acquired on December 31, 2010, and the PUR business acquired on December 30, 2011. Kaz is a world leader in providing a broad range of consumer products in two primary product categories consisting of healthcare and home environment. Kaz markets a number of well-recognized brands, including Vicks, Braun, Febreze, Honeywell, Kaz, SmartTemp, SoftHeat, Duracraft, Protec, Stinger, and Nosquito. PUR is one of two leading water filtration brands in the U.S. market. PUR products include faucet mount water filters and systems, pitcher systems and filters, and refrigeration filters.

Healthcare/Home Environment net sales revenue for the third quarter was $158.2 million, compared to $128.6 million in the same quarter last year, an increase of $29.6 million or 23%. Of this increase, $28.1 million relates to the PUR acquisition. The core business in this segment grew 1.2% year-over-year, reflecting strong Braun thermometry, and summer season fan sales.

Consolidated gross profit for the third quarter was $148.5 million, which is 39.6% of net sales, compared to $133.2 million in the third quarter of fiscal 2012. This is an increase of $15.3 million. It’s a percentage increase in dollar terms of 11.5%, and it is a improvement in gross profit margin as a percentage of sales of .3 percentage points. The increase in gross profit, as a percentage of sales is primarily due to the favorable impact of the PUR acquisition. Gross profit was unfavorably impacted by the impact of foreign currency exchange rates on reported U.S. dollar sales, and product cost increases across most categories.

Selling, general, and administrative expenses in the third quarter of fiscal 2013 was $101.4 million, which is 27.1% of sales, compared to $91.4 million, which is 27% of net sales in the third quarter of fiscal 2012. This is a dollar increase of $10 million, a percentage increase in dollar terms of 11%. Year-over-year quarterly increase as a percentage of net sales in SG&A was .1 percentage point.

The year-over-year increase in SG&A, as a percent of sales, is primarily due to higher overall media advertising costs, an increase in product package and litigation expense in our Healthcare Home Environment segment, higher depreciation as a result of an upgrade of our Enterprise Resource Planning System, and higher amortization of intangible assets as a result of the PUR acquisition.

Interest expense for the third quarter was $3.2 million or .9% of net sales revenue, compared to $3 million or .9% of net sales revenue in the same quarter last year.

Income tax expense for the third quarter fiscal 2013 was $6.1 million, compared to $6.2 million in quarter three of fiscal 2012. The third quarter income tax expense was 13.9% of pre-tax earnings, compared to 15.8% effective tax rate in the same quarter last year. The fluctuation in our effective tax rate is primarily due to shifts in the mix of income tax in various high and low tax rate jurisdictions.

I will now discuss our financial position.

Our cash and cash equivalents balance was $16.1 million at November 30, 2012, compared to $35.4 million at November 30, 2011. Accounts receivable were $25. — I’m sorry — $258.1 million at November 30, 2012, compared to $229.2 million at November 30, 2011. Receivables turnover improved to 62.7 days at November 30, 2012 from 62.9 days at November 30, 2011. Inventory at November 30, 2012 was $306.3 million, compared to $251.8 million at November 30, 2011. Inventory turnover decreased to 2.7 times at November 30, 2012, compared to 3 times at November 30, 2011. Stockholders’ equity increased $126.1 million to $890.3 million at November 30, 2012, compared to $764.2 million at November 30, 2011.

We’ll now turn it over to - for questions.

Thank you.

Operator:  Thank you. Ladies and gentlemen the question-and-answer session will now begin. If you’re using a speakerphone, please pick up the handset before pressing any numbers. Should you have a question, press star 1 on your pushbutton phone. Should you wish to withdraw your question, please press star 2. Your question will be taken in the order it is received. And please stand by for our first question.

Our first question comes from the Bob Labick from CJS Securities.

Robert Labick:  Good morning. Congratulations on a nice quarter.

Gerald Rubin:  Thank you, Bob.

Robert Labick:  Hi. So, you alluded to the early cold and flu season in your opening remarks. I was wondering if you could, you know, maybe elaborate a little and help us understand, you know, first how the inventory levels for Kaz products stand now? And in general, since there’s not a lot of history with Kaz and a normal flu season for you, just help us understand better the reorder pattern and how the flu season, you know could affect Q4 for Kaz in particular?

Thomas Benson:  Okay. This is Tom Benson. In the cold and flu season there is an increase in sales in both thermometers and humidifiers. You know, the retailers are aware the cold and flu season is coming. It goes anywhere from, you know the late November through April, so they do prepare their inventories for that season.

So, coming out of last year they had some excess inventory because it was a very light season, so they did do some buy-ins to get ready for this season. We’ve had an earlier cold and flu season, which has helped with the consumer purchases at retail. So far the season is strong. A lot of times over a complete cold and flu season the incidences can be in the same range, and it’s just timing. So at this time, you know sales at retail are strong. We really don’t know how long it’s going to continue or if it’s just timing for the season.

So, for the fourth quarter and early in the first fiscal quarter, if we have a very bad cold and flu season and it continues, we should get some additional sales over the prior year. If it slows down and levels off, you know, we may not get strong reorders for that period. So, it’s very hard to predict exactly what’s going to happen.

Robert Labick:  Okay. No, that’s helpful color. Thank you. And then, looking at PUR, certainly there was nice sequential growth and the sales remain strong there, but again with no, you know past history, can you just maybe tell us if there was organic growth on the PUR side and what you’re doing to drive the sales there on a go-forward basis?

Thomas Benson:  The PUR - as we mentioned, we acquired it in December 2011. What has happened since then is we have been working on some new products and things. They have not yet been introduced. We have been doing the advertising support that has - that was done under the prior owner. We have had some changes. Some of the sales on our refrigerator filters; we used to sell direct, now we’re selling them on a royalty basis. So, overall sales are going down, have gone down a little bit, based to the history, but actually that’s been - we’ve gotten the same or greater earnings through a royalty stream.

So, we do have plans to introduce new products in PUR, and we are continuing to support the category with strong advertising.

Robert Labick:  Okay, fantastic. Actually, you know what, I’ll hop back in queue and let others ask questions and we look forward to seeing you next week at our conference.

Thanks.

Gerald Rubin:  Thank you.

Operator:  And next we’ll take a question from Jason Gere from RBC Capital Markets.

Jason Gere:  Good morning, guys. I guess a couple of questions. You know, the first question, when you talk about some of the consumer behavior shifts, I guess are you talking broadly across both your staples side of your business and your discretionary side of the business, both one in the other, because obviously you’re - you know you’re at - you’re in different products that, you know hit different income levels. So, I was just wondering if you could elaborate if there was any one part of the business that you think is going to be hit a little bit harder with that comment?

Gerald Rubin:  This is Jerry. Good morning. We - you know in the three divisions that we have, you know the OXO division, you know we are looking for high single-digit growth there. And in the Healthcare and Home Environment, the Kaz and PUR division, we’re looking for low single-digit growth. But, it’s our Personal Care division that has been decreasing and probably will continue for this coming quarter also that we’re working on.

So, that kind of gives you a breakdown of how we see the three businesses.

Jason Gere:  And do you think that those trends - I’m not sure if that’s just for the fourth quarter, or is that how you’re kind of thinking the next - maybe the next year out -  that OXO high single-digit, the PUR and Kaz low single-digit? And these are - I’m just wondering if this was just more of a very near-term-oriented comment because you’ve only get - you know, you’ve only talked about fiscal ‘13? You haven’t talked about fiscal ‘14 quite yet.

Gerald Rubin:  You know, this is kind of what we see for this quarter and for next year; although, we haven’t finished doing our projections for next year, because we don’t finish our fiscal year until the end of February, but I - the generalities that I gave you, the general business climate - I think that’s what we’re looking for for next year also.

Jason Gere:  Okay. And then, I guess just - you know just to clarify, because I think you talked a little bit about the flu season and how that’s kind of playing out. So, with the lowered sales it’s really based on more the Personal Care business than anything else at this point?

Thomas Benson:  This is Tom Benson. The Personal Care sales were down about $346,000 year-over-year. And as I mentioned, foreign currencies hurt the Company about $400,000, of which a lot of it is in Personal Care, so Personal Care was essentially flat for the quarter. Whereas we did have some organic growth in our Housewares segment that’s 10.7%, and in the Healthcare/Home Environment we had 3 - 23% sales growth. The PUR, which we did not have last year, was about $28 million of that, and we had some organic growth in the Healthcare/Home Environment of 1.2%.

Jason Gere:  Okay. And then, I guess last quarter, you know you took down the EPS, but not the sales. This quarter you kind of adjusted the sales, but not the EPS. So, you know what steers it more cost-cutting efforts that gives you - I mean, I know it’s still a wide range, 10 cent range with a quarter to go, but what - you know with the move in the sales and not the change in EPS, you know what are you seeing better on maybe the margin side that - you know that I guess, you know prohibits you from deciding to lower EPS at this point?

Thomas Benson:  You know we didn’t lower the EPS. We kept the same EPS...

Jason Gere:  No, I know you kept it, but the sales are now lower than where they were last quarter. Last quarter you lowered the EPS, but not the sales. So, I’m just saying like this quarter around you’re saying there’s going to be less sales coming through and there’ll be some trickle effect in the fourth quarter, but you’re comfortable with the EPS. So, can you just talk about some of the positives that you’re seeing? Maybe it’s on the cost side of the - you know the SG&A, you know, that kind of keeps that EPS guidance intact.

Thomas Benson:  Well, the - this is Tom Benson. The change in the sales we had the old forecast of $1.3 million - $1.325 million. We’ve lowered to $1.275 billion to $1.3 billion. So, there has been a slight reduction in it. You know, as the time has gone on, and as we’ve gotten through the third quarter, which is our biggest quarter of the year, we’ve relooked it. We also continue to work on our cost side in all areas.

So, you know sales are coming in slightly lower than we had projected in the beginning of the year. It’s really - you know you have to kind of get through the third quarter to see where you think you’re going to be for the full year.

And, you know with the cold and flu season, as I mentioned, you know it really goes through April. We’re not exactly sure what it’s going to do. If it continues at this pace we’re going to have some positive sales. If it slows down and people in the country are healthier, sales are going to fall off a little bit in that area.

Jason Gere:  Okay, great. And then, just a last question...

Thomas Benson:  The Kaz - okay, let me just - the Kaz business, unlike the - our other businesses, is a lot more seasonal between, you know fans and heaters, and thermometry, and humidifiers, so they really have seasonal businesses where the - they get the products in and if it’s a strong season they may get some reorders. If it’s a weak season they don’t get reorders and there’s some carryover inventory.

So, the Kaz business is harder to predict than our other businesses that we have - the Personal Care and the Houseware businesses.

Jason Gere:  ...and then I’ll hop off. So, you know I appreciate the color on the new facility in Mississippi. Obviously, it sounds like, you know you’re emphasis on cash flow is towards, you know future acquisitions, but I just wanted to kind of come back to the topic we had last quarter, which was about buybacks, and you know what - and at that point you said you had nothing really to talk about. Did you buyback any stock in the quarter? You know, are you thinking more longer-term about the use of free cash flow for buybacks at this time?

Gerald Rubin:  This is Jerry. Yes, we did buy a small amount of stock back last quarter. We bought about 60,000 shares for about $2 million, and we’re going to see how, you know that works out as we - if we continue to buy stock or look at the acquisitions. We’re looking at several acquisitions, and until we see if we’re going to go forward with those or not, then we can decide how we want to use our cash flow, so we are considering everything right now.

Jason Gere:  Okay. And did that - I guess that 60,000 shares, I mean is that why the cash position was a little bit lower at the end of the quarter, or was there anything? It just seemed a little bit lower than you normally do just given that this...

Gerald Rubin:  This...

Jason Gere:  ...is kind of one of your bigger quarters.

Gerald Rubin:  Yeah, Tom will give you the numbers. I think we did - we’ve been paying down our short-term loans on it...

Thomas Benson:  Yeah...

Gerald Rubin:  ...Tom can give you that number.

Thomas Benson:  ...this is Tom. I mean, the cash was $16 million at the end of the quarter. We have revolver debts. It was - at the end of the quarter it was $143.4 million. A large portion of our revolver debt we borrow on 30-day LIBOR, so at certain times we have to - that means pay it down, we have to wait for the 30-day term to come up. So, it’s just happened to be some timing...

Jason Gere:  Okay.

Thomas Benson:  ...that got our cash down. I mean, I would say, you know as a general statement that cash usually runs about $20 million.

Jason Gere:  Okay, great. Hey, guys, thanks for entertaining my questions.

Gerald Rubin:  Thank you.

Operator:  And we’ll now take a question from Steve Friedman from Wells Fargo Advisors.

Steven Friedman:  Good morning, Jerry, Tom, and John. Congratulations on a...

(Crosstalk)

Steven Friedman:  ...fine quarter and a record quarter on all items. I have several questions. One, Jerry, relating to the new facility in Olive Branch, Mississippi, you’ve had good experience with your facilities, distribution centers prior, could you kind of expand a little bit on what type of cost efficiencies? And I presume this would be somewhat of precursor of additional acquisitions so that you can enjoy all the savings from the increased efficiency.

Gerald Rubin:  Well, as reported, we are under construction for 1.3 million square feet. We are renting in Memphis about 700,000 square feet, which will be moved over to the Mississippi warehouse giving us 500,000, 600,000 square feet extra. We also need a couple of hundred thousand square feet for flex space because of the season and we probably will have another 300,000 to 400,000 feet for growth in our businesses, or in acquisitions.

The - acquiring the warehouse of the distribution center, it’s actually a very good deal for us financially because we - when we acquired the Kaz company they were renting this 700,000 square feet. And by building the building at the price that we got it, which is a great price, and low interest rates, we’re able to, we believe, to save a lot of money. And we’re owning the building also, so we’re not at the whim of the landlord. But, the other problem was we - the facility we’re in, we were maxed out. It was just 700,000 feet and we couldn’t grow.

So, this is going to help us grow and it’s going to be a nice beautiful building, just as our current building is with the 1.2 million square feet. They’re...

Steven Friedman:  Okay.

Gerald Rubin:  ...about 20 minutes away from each other if anybody lives in that area. You know, we felt that we could have put this 1.3 million square foot warehouse right next to the 1.2 square foot warehouse, but we thought that the risk of weather and other things was too high, so we’ve separated the two warehouses. And we hope by the end of the year that we’ll be operating in these - in the new warehouse, so it’s a good move for us.

Steven Friedman:  Okay. I presume this is mostly for the Home Environment - Healthcare and Home Environment, the Kaz acquisition, most of their products, whereas your other distribution center is from your other divisions?

Gerald Rubin:  Yeah. Part - Steve, it’s partially that, but partially it will relieve some of the pressure in the 1.2 square foot warehouse where we have our OXO products that we can grow that business in that warehouse.

Steven Friedman:  Okay.

Gerald Rubin:  So, it’s...

Steven Friedman:  So...

Gerald Rubin:  ...kind of a combination.

Steven Friedman:  Okay. Well, so you expect that to be operational toward the end of calendar 2013?

Gerald Rubin:  Yes, you know...

(Crosstalk)

Steven Friedman:  No? All right. Have you been able to quantify any future efficiencies, savings from this, or just in general do you see a pretty good bottom line efficiency going forward by the switch from leasing to ownership?

Thomas Benson:  Yeah. Steve, this is Tom. In the - our next fiscal year we’re not assuming any efficiencies because there’s - financial efficiencies - because there’s moving expenses, startup, et cetera, et cetera. After we get settled in, as Jerry mentioned, we’ll have some excess capacity, and as we utilize that excess capacity through future acquisitions or core growth, the incremental cost is very, very little.

So, we see it as being positive, but I wouldn’t really be counting on it in the first fiscal year because we’re going to move near the end of the fiscal year probably in the third quarter, and we’ve got moving expenses and startup, but the next fiscal year will have some savings.

Steven Friedman:  Okay. Then, Jerry, regarding - can you still hear me?

Gerald Rubin:  Yeah. Yeah. Keep going.

Steven Friedman:  Oh, okay. I’m sorry. Regarding the Home Healthcare and Home Environment division, since your quarter ended on November 30, the real onset of the flu, which seems to be as strong as it’s been since 2003, would it be sort of - would it be fair to assume that your Kaz division has worked off the excess inventory from the mild season we had last year? And that, really, since the start of the flu was right at the beginning of the fourth quarter, which we’re in right now, could you probably see a substantial contribution from that division in view of the fact that, as I said, the onset really started at the beginning of December right after your quarter ended?

Gerald Rubin:  Yeah, Steve, you know Tom kind of gave a little color to the Kaz business and the flu seasons. The retailers were heavy in inventory because there was a soft cold and cough season this past season, and everything that we read there is a - there’s more flu coming than the previous year. But, I can’t tell you that all the retailers have sold everything that they have in the store. I think it’s going to take - it started, you know in December somewhat, and now we’re in January and February. I think it’ll take somewhere through February to burn off all the inventory, but if it gets worse, then they’ll buy more inventory.

But - and then of course, the other thing that Tom told you is that, is the flu season going to end at the end of February or will it continue in March and April? These are all the questions that we have. We don’t know the answers. You know, I’m not going to tell you that we did terrific because of the flu season starting in December. It only started in December and the retailers are selling more product. That is a true statement. But, that doesn’t mean that we ship them because they’re trying to work off their inventories.

But, you know we’ll see how it works out in January and February and March and April, based on the flu season, how long it continues. And, you know there’s no doubt that as the flu season continues longer and stronger than the year before, that we will sell more merchandise, so let’s see how that works out.

Steven Friedman:  Okay. And one last final question, and I bring this up with repetitiveness each call, Jerry. With your earnings up from $1.04 to $1.18 for the quarter and all divisions strong, with the exception of Personal Care just holding its own, being flat, at even the lower price point of your earnings per share modeling, don’t you think the stock earns a - or deserves at least a 12 to a 15 multiple, which should place it in the $45 to high $40, $50 range?

Gerald Rubin:  You know, Steve, thank you for bringing that out. You know, we do the analysis of Helen Troy versus other companies who are selling at 15 and 20 and 22 times earnings that don’t do any better in the marketplace than we do, and that’s one - you know one measurement. And you’re right, you know the stock should sell as high at $50.

And then, if you use the other measurement of EBITDA that we’re accruing, you come up with about the same answer. It - you know, I wish I could control the stock market. (I’ve told you in the years), and it should be a $50 stock. We hope to get it there. It’s just not there, you know? And - but if you did all the measurements and ranked us against other companies, yes, we are selling at a low price.

You know...

Steven Friedman:  Well...

Gerald Rubin:  ...one thing, Steve, that I - that - because you brought up about the - you know the cold season and everything like that, and I just wanted to give you an idea to everybody is that, you know where we are in the marketplace, as far as products for the cold season.  And we’re the number one leader in the United States in ear thermometers under the Braun brand. We’re the number one leader in air purifiers in the United States and Canada. We’re the number one leader in branded humidifiers in Vicks and Honeywell. And then of course, you know we’re the number one leader in faucet mount and water purifiers. We’re the number two leader in pitcher water purifiers, so we have great marketshare. And then, if you look at our Personal Care business, we’re actually a leader in the hairdryers and curling irons and straighteners. We’re - you know with our different brands that we have, and we’re certainly a leader in the professional hair care appliance business.

So, we have, you know good marketshares and leadership in a lot of the categories. And those categories that we mentioned that have to do with the cold and flu season hopefully will turn into more sales as the season progresses.

Steven Friedman:  Okay, thank you, Jerry, and congratulations again on a record quarter.

Gerald Rubin:  Thank you, Steve. Happy New Year to you.

Steven Friedman:  Thank you, same to you.

Operator:  And we’ll now take our next question from Lee Giordano from Imperial Capital.

Lee Giordano:  Thanks. Good morning. Can you provide an update on the acquisition environment you’re seeing currently, and how you’re thinking about acquisitions in 2013?

Thanks.

Thomas Benson:  This is Tom Benson. We are seeing a flow of opportunities. We’re active. We are - we would like to do an acquisition if we can find the right acquisition or - we have low leverage, we have the financial capacity. We like the interest rate environment. We have very supportive financial partners. So, we’re working on it daily. It did slow down a little bit at year-end. I think people are trying to finish deals and we’re not marketing the new deals, but we would like to do an acquisition if we find the right one.

So - and we have a number of different investment bankers that brings things to us and they know we’re active.

Lee Giordano:  Great. And Tom, how should we think about the tax rate going forward? And then secondly, what was CAPEX for the last nine months?

Thanks.

Thomas Benson:  The tax rate going forward, I would say at least for the next year, yeah, I’d say in the 15% range. It depends. You know, when we do our next acquisition we’ll - depending upon the structure of that acquisition, it’ll affect the tax either positively or negatively. You know, we are doing some tax planning longer-term. We’re working on some things that we hope to be able to bring our effective tax rate down, but I’d use 15% for at least the next year.

Male:  CAPEX?

Thomas Benson:  CAPEX I don’t have for the quarter. Year-to-date, it’s $6.4 million.

Lee Giordano:  Thank you.

Operator:  And next we’ll go to Jeffrey Matthews from Ram Partners.

Jeffrey Matthews:  Hello, you there?

Gerald Rubin:  Yeah, we’re here. Good morning.

Jeffrey Matthews: Can you hear me? Great. Hi...

Gerald Rubin:  Yeah.

Jeffrey Matthews:  ...good morning. Last quarter you highlighted a difficult sales environment, and I’m wondering how things might have changed in the last, you know quarter going in to year-end - calendar year-end, what you saw in your retail base?

Gerald Rubin:  Yeah, I don’t think there was - there’s much change. You know, what we saw, you know earlier in the middle of the year and what we’re seeing now, it’s pretty much the same, you know? You all read what’s going on in retail. Some retailers did well, some didn’t, some are struggling, you know? It’s just across the board. You know, I know everybody looks at the economic situation in the United States, and they probably all know more than I do, but, you know, we still have the, you know economic problems in the United States. I - you know, you still have the unemployment, it’s high.

And as I mentioned, the - because of all the new regulations and taxes that are coming out this year, we’re a little apprehensive of what happens when people get their paychecks and they find out that they are making less take home pay. You know, will that affect the sales of retail? So, we have all these things going on that we have to look into, but I can tell you the environment has not changed that much to report.

Jeffrey Matthews:  To the good or the bad, either way?

Gerald Rubin:  Right, and of course...

Jeffrey Matthews:  Okay.

Gerald Rubin:  ...I don’t know what’s going to happen now that, you know everybody knows when they get their paycheck it’s going to be a little less unless they get an increase in their salary to offset their taxes and Social Security. So, we’ll see how it works out.

Jeffrey Matthews:  Sure. And then, that was my next question actually. That guidance, the discussion of the whatever impact there might be from the tax - payroll tax is simply a cautionary thing, or you don’t know? It’s not anything you’ve actually heard from retailers, just specifically got anything on?

Gerald Rubin:  No, it’s just cautionary. You know, it’s - you know, if people get paid twice a month they haven’t gotten their paycheck until the 15th, so we’re going to see the attitude of what goes on, and does that affect retail sales? So, we’ll...

Jeffrey Matthews:  Okay.

Gerald Rubin:  ...know more in the - you know there’s of course the big picture of people overbuying Christmas, they have too much credit card debt, they’ve got to pay the credit card debt down before they buy. There’s all these macroeconomics that are going on, but you know we’ve made our projections based on what we believe is the best facts that we have for the business.

Jeffrey Matthews:  Sure. Understood. And then, last quarter you also talked about that you’d had some, I guess, raising some prices in certain case last quarter. Any update on that?

Gerald Rubin:  Yeah, I think the market for prices is - of what we’re paying is stable right now.

Jeffrey Matthews:  Okay.

Gerald Rubin:  You know, in some cases we are looking, because of our volume, for better prices. But, a majority of our products come from Asia and China, and, after Chinese New Year, the minimum labor rates will be going up 15% to 20%. So, we’re working on how - if that’s going to affect us and who’s going to absorb the wage increases, either us or the factory...

Jeffrey Matthews:  Right.

Gerald Rubin:  ...so we’re going to see who can absorb it. But, labor is going up in China. Whoever you talk to, whatever the industry is, labor is going up because minimum wage is going up.

Jeffrey Matthews:  All right. And you - it was the first time I’d hear you highlight it in the script about - in that your growth in production outside of Asia for the first time, I think was what you said, or an increase in production outside of Asia. Is that a trend that you see continuing and intensifying over the years?

Gerald Rubin:  You know, the - we’re making more and more progress. You know, for those of you that know where we’re at, we’re in El Paso, Texas. We’re close to - right on the border with Juarez, Mexico. So, you know, we are actually making more products in Mexico, whether it’s in the area around here or more South, we are producing more product than we ever had in our history.

So, you know whether it’s a trend, we - you know hopefully it is. We’re looking at each product. You know, it doesn’t mean that we’re moving everything to Mexico or the United States, but you know we do make in the United States product, we do make in Mexico, we do make in Asia, so it depends on the product, the category, and the cost. So, we definitely evaluate every single product and try to evaluate, where is the best place to make this product in the whole world?

Jeffrey Matthews:  Got it. Thanks very much.

Gerald Rubin:  Thanks.

Operator:  And as a final reminder ladies and gentlemen if you’d like to ask a question at this time, please press star 1 now.

And there are no further questions in the queue at this time. And I’d like to turn the conference back over to Gerald Rubin for any further closing or additional remarks.

Gerald Rubin:  I wanted to thank everybody for listening and participating in our third quarter conference call. I appreciate everything and all the questions that you gave us.

So, I’m looking forward to the fourth quarter, which will be our year-end in a few months, and we hope to have good results to report then too.

Thank you again for listening in.

Operator:  Ladies and gentlemen that does conclude our conference for today. If you wish to access the replay for this call you may do so by dialing 888-203-1112 and entering replay passcode, 8425212. Once again, that call phone number is 888-203-1112, with replay passcode 8425212.

This concludes our conference call for today. Thank you all for participating and have a nice day.

You may now disconnect.

END